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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
        Marino                       John
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

c/o SBA Communications Corporation
5900 Broken Sound Parkway N.W.
--------------------------------------------------------------------------------
                                   (Street)
Boca Raton                            FL                              33487
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or
    Trading Symbol SBA Communications Corporation (SBAC)
                   --------------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year June 2002
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
        Director    X  Officer                 10% Owner       Other
    ---            ---                     ---             ---
                        (give title below)                       (specify below)
                             Chief Financial Officer
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
      X  Form filed by One Reporting Person
     ---
         Form filed by More than One Reporting Person
     ---
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock    06/04/02     P          5,600           A         $1.34                             D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock    06/04/02     P          4,400           A         $1.35         12,500              D
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

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                        $9.00
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                        $9.00
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                       $15.25
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                       $35.88
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                       $34.69
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                       $21.95
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options               $12.94             01/07/02             A       V              75,000
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                           6. Date Exer-     7. Title and Amount of            8. Price    9. Number       10. Owner-    11. Na-
                              cisable and       Underlying Securities             of          of Deriv-        ship          ture
                              Expiration        (Instr. 3 and 4)                  Deriv-      ative            Form          of In-
                              Date                                                ative       Secur-           of De-        direct
                              (Month/Day/                                         Secur-      ities            rivative      Bene-
                              Year)                                               ity         Bene-            Security      ficial
                                                                                  (Instr.     ficially         Direct (D)    Owner-
                            ---------------------------------------------------   5)          Owned            Indirect (I)  ship
                            Date     Expira-                     Amount or                    at End           (Instr. 4)    (Instr.
                            Exer-    tion         Title          Number of                    of                             4)
                            cisable  Date                        Shares                       Month
                                                                                              (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options      (1)       06/21/09    Class A                                      25,555            D
(Right to Buy)                                    Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options      (2)       06/21/09    Class A                                      44,445            D
(Right to Buy)                                    Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options      (3)       12/16/09    Class A                                       5,464            D
(Right to Buy)                                    Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options      (4)       04/14/10    Class A                                      25,000            D
(Right to Buy)                                    Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options      (5)       01/07/06    Class A                                      25,000            D
(Right to Buy)                                    Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options      (6)       07/02/06    Class A                                      16,675            D
(Right to Buy)                                    Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options      (7)       01/07/12    Class A         75,000                       75,000            D
(Right to Buy)                                    Common Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) These options vest in accordance with the following schedule: 3,333 vested on June 21, 2000; 11,111 vested on June 21, 2001 and 11,111 vest on June 21, 2002.
(2) These options vest in accordance with the following schedule: 1 vested on June 21, 2000; 22,222 vested on June 21, 2001; and 22,222 vest on June 21,2002.
(3) These options vest in accordance with the following schedule: 1,822 vested on December 29, 2000; 1,821 vested on December 31, 2001; and 1,821 vest on December 31, 2002.
(4) These options vest in accordance with the following schedule: 8,334 vested on April 14, 2001; 8,333 vested on April 14, 2002; and 8,333 vest on April 14, 2003.
(5) These options vest in accordance with the following schedule: 6,250 vested on December 31, 2001; and 6,250 vest on each of December 31, 2002, 2003, and 2004.
(6) These options vest in accordance with the following schedule: 4,168 vest on July 3, 2002; and 4,169 vest on each of July 3, 2003, 2004 and 2005.
(7) These options vest in accordance with the following schedule: 18,750 vest on each of January 7, 2003, 2004, 2005 and 2006.


**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ John Marino            6/12/02
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  --------------------       ---------
Note: File three copies of this Form, one of which must be manually signed.                       **John Marino             Date
If space provided is insufficient, see Instruction 6 for procedure.




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                                                                SEC 1472 (02-02)